EXHIBIT 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Pangaea Logistics Solutions Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	300,000	(1)	$5.41	(2)	$1,623,000.0	$0.00015310	$248.48
Fees previously paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	18,059,342	(1)	$5.41	(2)	$97,701,040.2	$0.00015310	$14,958.02
		Total Offering Amounts	0		0		0		$99,324,040.2	0	$15,206.50
		Total Fees Previously Paid	0		0		0		97,701,040.2	0	14,958.02
		Total Fee Offsets	0		0		0		--	0	--
		Net Fee Due	0		0		0		0	0	$248.48

(1)
 Shares of common stock will be offered for resale by the selling stockholder pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 18,359,342 shares of the registrant’s common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock being registered hereunder include an indeterminable number of additional shares of common stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
 Determined pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’s common stock on The Nasdaq Capital Market on January 10, 2025, which date is a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources
N/A

Table 3: Combined Prospectuses
N/A